Exhibit 10.34

EXECUTION VERSION

REVOLVING FACILITY CREDIT AGREEMENT

among

FENDER MUSICAL INSTRUMENTS CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

THE CIT GROUP/COMMERCIAL SERVICES, INC. and

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),

as Co-Documentation Agents,

WELLS FARGO FOOTHILL, LLC,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 7, 2007

J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner

3.16	Use of Proceeds	56
3.17	Environmental Matters	57
3.18	Accuracy of Information, etc	57
3.19	Security Documents	58
3.20	Solvency	58
3.21	Regulation H	59
3.22	Insurance	59

SECTION 4.	CONDITIONS PRECEDENT	59

4.1	Conditions to Revolving Loans	59
4.2	Conditions to Each Extension of Credit	62

SECTION 5.	AFFIRMATIVE COVENANTS	63

5.1	Financial Statements	63
5.2	Certificates; Other Information	63
5.3	Payment of Taxes	65
5.4	Maintenance of Existence; Compliance	65
5.5	Maintenance of Property; Insurance	65
5.6	Inspection; Books and Records; Discussions; Field Examinations and Appraisals	66
5.7	Notices	66
5.8	Environmental Laws	68
5.9	Additional Collateral, etc	68
5.10	Casualty and Condemntation	69

SECTION 6.	NEGATIVE COVENANTS	69

6.1	Indebtedness	69
6.2	Liens	71
6.3	Fundamental Changes	72
6.4	Disposition of Property	73
6.5	Restricted Payments	73
6.6	Investments	74
6.7	Optional Payments and Modifications of Certain Debt Instruments	75
6.8	Transactions with Affiliates	76
6.9	Swap Agreements	76
6.10	Negative Pledge Clauses	76
6.11	Clauses Restricting Subsidiary Distributions	76
6.12	Lines of Business	77
6.13	Consolidated Fixed Charge Coverage Ratio	77
6.14	Amendment of Organizational Documents	77

SECTION 7.	EVENTS OF DEFAULT	77

SECTION 8.	THE AGENTS	80

8.1	Appointment	80
8.2	Delegation of Duties	80
8.3	Exculpatory Provisions	80
8.4	Reliance by Administrative Agent	80

8.5	Notice of Default	81
8.6	Non-Reliance on Agents and Other Lenders	81
8.7	Indemnification	82
8.8	Agent in Its Individual Capacity	82
8.9	Successor Administrative Agent	82
8.10	Documentation Agents and Syndication Agent	83

SECTION 9.	MISCELLANEOUS	83

9.1	Amendments and Waivers	83
9.2	Notices	85
9.3	No Waiver; Cumulative Remedies	85
9.4	Survival of Representations and Warranties	86
9.5	Payment of Expenses and Taxes	86
9.6	Successors and Assigns; Participations and Assignments	87
9.7	Adjustments; Set-off	89
9.8	Counterparts	90
9.9	Severability	90
9.10	Integration	90
9.11	GOVERNING LAW	91
9.12	Submission To Jurisdiction; Waivers	91
9.13	Acknowledgements	91
9.14	Releases of Guarantees and Liens	92
9.15	Confidentiality	92
9.16	Appointment for Perfection	93
9.17	WAIVERS OF JURY TRIAL	93
9.18	Several Obligations; Nonreliance; Violation of Law	93
9.19	USA PATRIOT Act	93
9.20	Survival	93
9.21	Delivery of Addenda	94
9.22	Intercreditor Agreement	94

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
3.4	Consents, Authorizations, Filings and Notices
3.9	Intellectual Property
3.13	ERISA
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
6.1(e)	Existing Indebtedness
6.2(f)	Existing Liens
6.6(l)	Existing Investments
6.8	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Sullivan & Cromwell LLP
F-2	Form of Legal Opinion of Sullivan & Cromwell LLP (Real Property)
F-3	Form of Legal Opinion of the General Counsel of the Borrower
F-4	Form of Legal Opinion of De Brauw Blackstone Westbroek New York
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of Intercreditor Agreement
J	Form of Solvency Certificate
K	Form of Borrowing Base Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of June 7, 2007, among FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE CIT GROUP/COMMERCIAL SERVICES, INC. and WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as co-documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO FOOTHILL, LLC, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account”: as defined in the Guarantee and Collateral Agreement.

“Account Debtor”: any Person obligated on an Account.

“Acquired Entity”: as defined in the definition of “Permitted Acquisitions”.

“Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Additional Lender”: as defined in Section 2.22.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin”: for any day, (i) with respect to any ABR Loan, 0%, and (ii) with respect to any Eurodollar Revolving Loan, (x) from and including the Closing Date to but not including the date that is six months after the Closing Date, 1.25% per annum and (y) thereafter, the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the Commitment Utilization Percentage:

Commitment Utilization Percentage	Eurodollar Spread
< 50%	1.25%
≥ 50%	1.50%

“Applicable Percentage”: with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.

“Approved Fund”: as defined in Section 9.6(b).

“Arranger”: J.P. Morgan Securities Inc.

“Asset Sale”: any Disposition of assets by the Borrower or any Restricted Subsidiary provided that the term “Asset Sale” shall not include any Dispositions (a) of Inventory (as such term is defined in the UCC) Disposed of in the ordinary course of business, (b) of obsolete, surplus or worn out assets, assets that are no longer useful or used in the business of the Borrower and any Restricted Subsidiary (including, without limitation, Intellectual Property) or scrap, in each case Disposed of in the ordinary course of business or by operations or divisions discontinued or to be discontinued, (c) without recourse and in the ordinary course of business of overdue accounts receivable in connection with the compromise or collection thereof, (d) constituting the licensing of Intellectual Property in the ordinary course of business and other licensing or leasing arrangements, (e) constituting the settlement, release or surrender of tort or other litigation claims, (f) constituting asset contributions made in connection with Investments otherwise permitted under Section 6.6, (g) among the Borrower and the Guarantors, and (h) that results in cash consideration of less than $500,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Availability”: at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders minus (c) Reserves.

“Availability Period”: the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment”: at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base”: at any time, the sum of (a) 85% of the Borrower’s Eligible Domestic Accounts at such time, plus (b) the lesser of (i) 50% of the Borrower’s Eligible Foreign Accounts and (ii) $5,000,000 plus (c) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Borrower’s Eligible Raw Materials at such time, plus (d) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Borrower’s Eligible Finished Goods at such time, minus (e) Reserves.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit K or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request”: a request by the Borrower for a Revolving Borrowing in accordance with Section 2.2.

“Business”: as defined in Section 3.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are capitalized under GAAP on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent Investment”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of nine months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of nine months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: at any time, any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Investors shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Class C Shares”: the Class C shares of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 7, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be granted under any Security Document, provided, that Collateral shall not include any Excluded Property (as defined in the Guarantee and Collateral Agreement).

“Collateral Access Agreement”: as defined in the Guarantee and Collateral Agreement.

“Collection Account”: as defined in the Guarantee and Collateral Agreement.

“Commitment”: with respect to each Lender, the sum of such Lender’s Revolving Commitment.

“Commitment Utilization Percentage”: on any day, the percentage equivalent of a fraction (a) the numerator of which shall equal the average daily Aggregate Credit Exposure for the Fiscal Quarter most recently ended prior to such day and (b) the denominator of which shall equal the Total Commitments in effect on such day (or, on any day after termination of the Total Commitments, the Total Commitments in effect immediately preceding such termination).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May, 2007 and furnished to certain Lenders.

“Consolidated EBITDA”: with respect to the Borrower and the Restricted Subsidiaries for any period, Consolidated Net Income for such period, plus (a) the sum of the following, without duplication and, in each case, to the extent deducted in determining such Consolidated Net Income: (i) any provision for income taxes, (ii) all interest expense, (iii) depreciation and amortization expense, (iv) loss from extraordinary or non-recurring items for such period, (v) the amount of deferred compensation and severance charges and fees, losses or charges resulting from hedging activities, including but not limited to any decrease in fair value of interest rate swap agreements and any losses on foreign currency contracts not entered into for speculative purposes, (vi) the amount of all non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets), (vii) the amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (viii) the amount of any commissions, fees and charges for the issuance, renewal or maintenance of any letters of credit, bankers’ acceptances or other credit enhancements and guarantees, (ix) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges, (x) costs, fees, charges and expenses (including legal and consulting fees) incurred in connection with or written off as a result of: (1) this Agreement, (2) Permitted Acquisitions and other investments permitted under this Agreement (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), (3) issuances of Capital Stock, (4) disposition, incurrence or refinancing of any Indebtedness (including Capital Lease Obligations, Sale and Leaseback transactions and other items included in the definition of Indebtedness), including in each case, all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, and (5) the Borrower’s remediation effort in connection with the implementation of the SAP ERP Software System; (xi) fees, expenses and any indemnification payments made under any acquisition, (xii) expenses and fees incurred in connection with the registration and protection of trademarks or trade names and in connection with the prosecution or defense of intellectual property rights and infringement actions, (xiii) the amount of cost savings projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) in connection with an acquisition; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition and (C) the aggregate amount of cost savings added pursuant to this clause shall not exceed an amount equal to 15% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (on a pro forma basis after giving effect to such acquisition and any previous acquisition in the relevant period) for the period of four consecutive Fiscal Quarters most recently ended prior to the determination date, (xiv) net payments, if any, of obligations under any Swap Agreement, (xv) the effect of any discontinued operations or assets held for sale in accordance with GAAP, and (xvi) for the periods prior to the Closing Date, the amount of reserves taken for the bankruptcy of certain customers, including without limitation Brook Mays Music Company and Dennis Bamber Inc. in an aggregate amount not to exceed $2,000,000; less (b) the sum of the following to the extent included in determining Consolidated Net Income (i) income tax benefits for such period, (ii) gain from extraordinary or non-recurring items for such period, and (iii) any increase in fair value of interest rate swap agreements.

“Consolidated Fixed Charge Coverage Ratio”: for any twelve month period, determined as of the last day of the last fiscal quarter for which financial statements are required to be delivered by the Borrower, means the ratio of (a) Consolidated EBITDA for such period minus the amount of cash Capital Expenditures during such period to (b) the sum of the following during such period: (i) cash income taxes paid by the Borrower and the Restricted Subsidiaries during such period; (ii) cash dividends, cash redemptions and other cash distributions in respect of equity interests in the Borrower (excluding any redemptions of Class C Shares) during such period; (iii) cash interest paid on Consolidated Funded Indebtedness during such period; and (iv) all scheduled principal payments made in cash on Consolidated Funded Indebtedness during such period. For purposes of determining whether the Consolidated Fixed Charge Coverage Ratio has been met in connection with any Permitted Acquisition, the Consolidated EBITDA and the amounts of fixed charges of the Borrower and the Acquired Entity shall be combined and determined on a pro forma basis.

“Consolidated Funded Indebtedness”: for any date of determination, the sum of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (c) all Capital Lease Obligations of such Person.

“Consolidated Net Income”: for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in this Agreement with respect to calculations to be made on a pro forma basis, the net income (or loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary of, or was merged or consolidated into, such Subsidiary or any of such Subsidiary’s Subsidiaries, (b) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Restricted Subsidiary in the form of cash dividends or distributions, (c)

the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (d) any gain or loss resulting from the write-up or write-down of any asset for which the offsetting entry would be an adjustment to net income, (e) any net gain or loss arising from the acquisition of any securities, or the extinguishment of any Indebtedness of the Borrower or any Restricted Subsidiary under GAAP, (f) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP in connection with any Permitted Acquisition (including, without limitation, the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be disregarded, and (g) the cumulative effect of a change in accounting principles.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: as defined in the Guarantee and Collateral Agreement.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Disbursement Account”: collectively, the following accounts at Wells Fargo Bank, National Association: USD account #9600033256 (AZ), and any replacement or additional accounts of the Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between the Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of the Borrower, any Group Member and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Exposure”: as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Accounts”: as defined in the Guarantee and Collateral Agreement.

“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.

“Disposition”: with respect to any property owned by any Group Member, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Accounts”: at any time, the Accounts of the Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to any Eligible Domestic Account, if such Account is unpaid more than 90 days after the date of the original invoice therefor, and with respect to Eligible Foreign Account, if such Account is unpaid more than 120 days after the date of the original invoice therefor, or in each case, which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Eligible Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 15% of the aggregate Eligible Accounts; provided that the customer concentration ratio shall be 35% for Eligible Accounts of Guitar Center;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason other than any check or other instrument of payment that is not material to the credit of the Account Debtor as determined by the Administrative Agent in its Permitted Discretion;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(m) which is owed by any Affiliate (other than the Japanese Affiliates), employee, officer or director of any Group Member;

(n) which is owed by an Account Debtor or any Affiliate (other than the Japanese Affiliates) of such Account Debtor to which any Group Member is indebted, but only to the extent of such indebtedness;

(o) which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof or is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided that any contra-account exception to eligibility or other criteria constituting an offset for accounts payable of the Borrower to any Account Debtor shall not include (nor shall the Borrower be required to track for Borrowing Base purposes) “FOB destination” sales not yet received by such Account Debtor;

(p) which is evidenced by any promissory note, chattel paper, or instrument;

(q) which is owed by an Account Debtor located in Minnesota, New Jersey or West Virginia which are as of the date hereof the jurisdictions that require filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account or located in any other jurisdiction that the Administrative Agent may add in its Permitted Discretion as a result of a similar requirement, unless the Borrower has filed such report or qualified to do business in such jurisdiction;

(r) with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

(s) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(t) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

(u) which was created on cash on delivery terms; or

(v) which the Administrative Agent, using its Permitted Discretion, otherwise determines is not an Eligible Account.

“Eligible Currency”: Dollars, Canadian Dollars, Japanese Yen, Pounds Sterling, Mexican Pesos or Eurodollars.

“Eligible Domestic Accounts”: Eligible Accounts which are (i) owed by an Account Debtor which (x) maintains its chief executive office in the United States or Canada and (y) is organized under applicable law of the United States, any state of the United States, Canada or any province of Canada and (ii) owed in U.S. dollars.

“Eligible Finished Goods”: on any date, Eligible Inventory defined as Finished Goods by the Borrower on such date as shown on the Borrower perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Foreign Accounts”: Eligible Accounts other than Eligible Domestic Accounts which are payable in the United States and in an Eligible Currency.

“Eligible Inventory”: at any time, the Inventory of the Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent with such priority and perfection determined based on the applicable law where such Inventory is located, but subject (with respect to priority) to carriers’, warehousemen’s or other like Liens arising in the ordinary course of business and for which appropriate reserves have been established in accordance with clause (g) or (h) below;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(c) with respect to which any covenant, representation, or warranty contained in this Agreement or the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(d) in which any Person other than the Borrower shall (i) have any ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which is not Raw Materials or Finished Goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods (other than Raw Materials) which are not of a type held for sale in the ordinary course of business;

(f) which is not located in the U.S. or The Netherlands or in transit to the U.S. or The Netherlands between locations owned or leased by the Borrower or any of the Restricted Subsidiaries;

(g) which is located in any location leased by the Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve equal to the lesser of the market value of the Inventory in such location and three-months’ rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(j) which is the subject of a consignment by the Borrower as consignor;

(k) which contains or bears any intellectual property rights licensed to the Borrower unless the Administrative Agent, in its Permitted Discretion, is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor; (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;

(l) which is not reflected in a current perpetual inventory report of the Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); or

(m) which the Administrative Agent, using its Permitted Discretion, otherwise determines is not Eligible Inventory.

“Eligible Raw Materials”: on any date, Eligible Inventory defined as Raw Materials by the Borrower on such date as shown on the Borrower’s perpetual inventory records in accordance with its current and historical accounting practices.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from exposure to any Hazardous Materials or the environment and applicable to the Group Members, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Group Member resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Chicago time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: with respect to the Administrative Agent or any Lender or any other recipient of any payment hereunder or under any other Loan Document, Taxes to the extent constituting or relating to:

(a) income or franchise taxes imposed on (or measured by) such recipient’s net income by any Governmental Authority of the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is doing business for tax purposes or in the case of the Administrative Agent or any Lender, in which its applicable lending office is located or in which it is doing business for tax purposes;

(b) any branch profits taxes imposed by any jurisdiction described in clause (a) above;

(c) any Tax that is attributable to the Administrative Agent’s or a Lender’s failure or inability to deliver the forms required by Section 2.17(d) or Section 2.17(e);

(d) any withholding Tax imposed by a Governmental Authority that is in effect and would apply to amounts payable to the Administrative Agent or such Lender at the time the Lender becomes a party to this Agreement; provided that with respect to a Lender that is not a party to this Agreement at the Closing Date this clause (d) shall not apply to the extent (i) the indemnity payments or additional amounts such Lender (or Participant) would be entitled to receive (without regard to this clause (d)) do not exceed the indemnity payment or additional amounts that the person making such assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (ii) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 9.7(a) or that such Lender acquired pursuant to Section 2.19 (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after such time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“Existing Credit Agreements”: the collective reference to (a) the $220,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, Wells Fargo Bank, National Association, as administrative agent, collateral agent and co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, and City National Bank, as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (First Lien) dated as of June 5, 2006, and (b) the $100,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, administrative agent and collateral agent, and Wells Fargo Bank, National Association, as co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (Second Lien) dated as of June 5, 2006.

“Existing Issuing Bank”: Wells Fargo Bank, National Association, in its capacity as issuer of the Existing Letters of Credit.

“Existing Letters of Credit”: the letters of credit issued under the Existing Credit Agreements described on Schedule 1.1C.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Financial Officer”: the chief financial officer, principal accounting officer, director of treasury, treasurer or controller of the Borrower.

“Finished Goods”: completed goods which require no additional processing or manufacturing.

“Fiscal Month”: each period of four or five consecutive weeks ending on or about the last Sunday immediately prior to or immediately following the last day of the calendar month.

“Fiscal Quarter”: each period of three consecutive months of four, four and five weeks ending on or about the last Sunday immediately prior to or immediately following March 31, June 30, September 30 and December 31 of each year.

“Fiscal Week”: each period of seven consecutive days ending on a Sunday.

“Fiscal Year”: each period of 52 or 53 consecutive weeks ending on or about the last Sunday immediately prior to or immediately following December 31.

“Flooring Arrangements”: any arrangements whereby a third party makes payments to the Borrower, as trade creditor, for the account of one or more customers of the Borrower in respect of certain accounts receivable or other monetary obligations owing from such customers to the Borrower and arising in the ordinary course of business in connection with the acquisition of goods or services by such customers.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Account”: as defined in Section 4.1(p).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order, consent decree or other approval of or from any Governmental Authority.

“Group Members”: the collective reference to the Borrower, the Guarantors and the Restricted Subsidiaries that are not Guarantors.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”), including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Guitar Center”: Guitar Center, Inc., a Delaware corporation.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Amendment”: as defined in Section 2.22.

“Incremental Facility Closing Date”: as defined in Section 2.22.

“Incremental Revolving Commitments”: as defined in Section 2.22.

“Incremental Revolving Loans”: as defined in Section 2.22.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Group Members, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as administrative agent for the lenders under the Term Facility Agreement, substantially in the form of Exhibit I.

“Interest Election Request”: a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.7.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and the Maturity Date.

“Interest Period”: as to any Eurodollar Borrowing, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Borrowing and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the

Administrative Agent no later than 10:00 A.M., Chicago time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Investments”: as defined in Section 6.6.

“Issuing Bank”: JPMorgan Chase Bank, N.A. or Wells Fargo Bank, National Association (“WFBNA”) or Wells Fargo Foothill, LLC, acting through and as the agent for WFBNA, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Affiliates”: the collective reference to Kanda Shokai Corporation and Yamano Music Co. Ltd.

“LC Collateral Account”: as defined in Section 2.6(j).

“LC Disbursement”: a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Additional Lender. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Intercreditor Agreement, any Letter of Credit applications, and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower or any Guarantor, or any employee of the Borrower or any Guarantor, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans”: the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Lien (on behalf of itself and the Lenders) on the Collateral or the priority of such Lien, or (d) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: June 7, 2012 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by the Borrower or any Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment (including any such proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling, recovery or other transactional expenses payable by the Borrower or any of the Restricted Subsidiaries in connection with obtaining such proceeds (including reasonable and customary broker’s or investment banker’s fees or commissions, legal fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale or other transaction), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Recovery Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale or involved in such Recovery Event and which is repaid with such proceeds (other than, in connection with an Asset Sale, any such Indebtedness assumed by the purchaser of such asset); provided, however; that, with respect to proceeds other than from Revolving Facility Priority Collateral, if (x) the Borrower shall deliver a Reinvestment Notice to the Administrative Agent within ten Business Days of receipt of the cash proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time of receipt by the Administrative Agent of the Reinvestment Notice, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the 365-day period from the date of the Asset Sale or Recovery Event, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any issuance of Indebtedness by the Borrower or any of the Restricted Subsidiaries other than Indebtedness permitted to be incurred under the Loan Documents, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment, net of all taxes and all fees (including legal fees), commissions, underwriting discounts, costs and other expenses incurred or paid in connection therewith.

“Net Orderly Liquidation Value”: with respect to Inventory of any Person, the orderly liquidation value thereof as determined by an appraiser in a manner reasonably acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

“Net Orderly Liquidation Value Percentage”: with respect to Inventory of any Person, the percentage of Net Orderly Liquidation Value with respect to Inventory of such Person identified in the most recent inventory appraisal ordered by the Administrative Agent.

“Non-Excluded Taxes”: Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Exposure and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” has the meaning assigned to such term in Section 2.5(b).

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfected Cash”: cash of the Borrower held in a blocked account and as to which the Administrative Agent has a first priority perfected security interest.

“Permitted Acquisition”: any acquisition by any Group Member, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Acquired Entity”); provided, that:

(i)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(iii)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be directly and beneficially owned 100% by a Group Member, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.9, as applicable to such Subsidiary;

(iv)	the sum of Availability plus Perfected Cash is at least $20,000,000, and the Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the acquisition and any other transaction in connection therewith (including assumed Consolidated Funded Indebtedness) as of the last day of the most recent Fiscal Quarter for which financial statements are available is at least 1.10 to 1.00;

(v)	the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above;

(vi)	such acquisition shall be consensual;

(vii)	any Person or assets or division acquired in accordance herewith shall be in the same or a related or complementary business or lines of business in which the Borrower and/or the Restricted Subsidiaries are engaged as of the Closing Date; and

(viii)	if the assets acquired are to be included in the Borrowing Base, the Borrower shall have delivered all information reasonably requested by the Administrative Agent (including a field examination by the Administrative Agent or by firms acceptable to it) to include the acquired assets within the Borrowing Base.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, based upon any change in circumstances or information after the Closing Date.

“Permitted Encumbrances”: any Lien permitted under Section 6.2; provided that the term “Permitted Encumbrances” shall not include any Lien securing Consolidated Funded Indebtedness.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Refinancing Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and penalties, premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments; provided that with respect to this clause (iii), both immediately prior to and after giving effect to such Refinanced Indebtedness, no Default or Event of Default shall exist or result therefrom, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the then remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending or renewing Indebtedness and any guarantees thereof remain so subordinated on terms no less favorable to the Lenders, and (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending or renewing are the only obligors on such refinancing, refunding, extending or renewing Indebtedness plus any entity acquired in connection with a substantially contemporaneous acquisition that was required to become an obligor under such Refinanced Indebtedness; provided, further, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary (other than the Borrower) that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Permitted Subordinated Debt”: Indebtedness incurred in reliance upon clause (n) of Section 6.1 that is contractually subordinated to Indebtedness of the obligor under the Loan Documents to which it is a party.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Agreement”: the Post-Closing Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.

“Prepayment Event”: any of the following:

(a) an Asset Sale; provided that (i) prior to the Term Facility Obligations Payment Date, Asset Sale for purposes of the definition of “Prepayment Event” shall include only such assets that constitute Revolving Facility Priority Collateral, and (ii) after the Term Facility Obligations Payment Date, Asset Sale shall include all assets constituting Collateral; or

(b) a Recovery Event; provided that (i) prior to the Term Facility Obligations Payment Date, Recovery Event for purposes of the definition of “Prepayment Event” shall include only such assets that constitute Revolving Facility Priority Collateral, and (ii) after the Term Facility Obligations Payment Date, Recovery Event shall include all assets constituting Collateral; or

(c) subject to the Intercreditor Agreement, the incurrence by the Borrower or any Guarantor of any Indebtedness, other than Indebtedness permitted under Section 6.1.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(b).

“Properties”: as defined in Section 3.17(a).

“Protective Advance”: as defined in Section 2.4.

“Purchase Money Indebtedness”: Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Raw Materials”: items/materials used or consumed in the manufacturing of goods to be sold by the Borrower in the ordinary course of business.

“Recovery Event”: any settlement of or payment in respect of (other than any settlement or payment that results in cash consideration of less than $500,000) any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of a Group Member.

“Refinancing”: the refinancing of the extensions of credit under the Existing Credit Agreements.

“Register”: as defined in Section 9.6(b).

“Registered Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.6(e) for amounts drawn under Letters of Credit.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the business of the Borrower or any Restricted Subsidiary.

“Related Persons”: with respect to any Person, such Person’s Affiliates and the respective officers, directors, partners and employees of such Person and its Affiliates.

“Report”: reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, Specified Cash Management Reserves, reserves for the lesser of three-months rent or the amount of Availability from Inventory maintained at locations leased by the Borrower or any Guarantor and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for customs charges and carrier and shipping charges related to Eligible Inventory in transit, reserves for Specified Swap Obligations and reserves for warranty, flooring, rebate and royalty) with respect to the Collateral or the Borrower or any Guarantor.

“Responsible Officer”: the chief executive officer, president, chief financial officer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.5.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Borrowing”: a Borrowing of Revolving Loans.

“Revolving Commitment”: with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.6. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $100,000,000.

“Revolving Exposure”: with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time plus (d) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Facility Priority Collateral”: as defined in the Intercreditor Agreement.

“Revolving Lender”: as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan”: a Loan made pursuant to Section 2.1(a).

“Sale and Leaseback”: any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

“SAP ERP Software System”: the enterprise resource planning software package utilized by certain Group Members in the United States.

“Schultz Repurchase”: the repurchase by the Borrower of its Capital Stock from the estate of William C. Schultz, the former chairman and chief executive officer of the Borrower.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: all Obligations, together with all (i) obligations with respect to Specified Cash Management Services and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Settlement”: as defined in Section 2.5(c).

“Settlement Date”: as defined in Section 2.5(c).

“Showcase Arrangements”: any arrangements whereby certain rebates are earned by the Borrower’s dealers, in the ordinary course of business.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Obligations”: with respect to the Borrower or any Guarantor, any and all obligations of the Borrower or such Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Specified Cash Management Services.

“Specified Cash Management Reserves”: all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Specified Cash Management Services then provided or outstanding.

“Specified Cash Management Services”: each and any of the following services provided to the Borrower or any Guarantor by the Administrative Agent or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into, which, in the case of any Swap Agreement entered into by a Lender or an affiliate thereof (other than the Administrative Agent or an affiliate thereof), has been designated by such Lender and the Borrower as secured and the Administrative Agent is notified of such designation by such Lender not later than 30 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Swap Agreement”.

“Sponsor”: Weston Presidio.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower that is a Wholly Owned Subsidiary thereof.

“Supermajority Lenders”: at any time, Lenders having Credit Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Specified Swap Agreement transaction.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan”: as defined in Section 2.5(a).

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, changes or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facility Agreement”: as defined in the Intercreditor Agreement.

“Term Facility Documents”: as defined in the Intercreditor Agreement.

“Term Facility Obligations Payment Date”: as defined in the Intercreditor Agreement.

“Term Facility Security Documents”: as defined in the Intercreditor Agreement.

“Threshold Transaction Date”: any date on which (a) the sum of Availability plus Perfected Cash is at least $20,000,000 after giving effect to the relevant transaction, (b) the Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the relevant transaction and any other Indebtedness, Restricted Payment, Investment or prepayment of Permitted Subordinated Debt or Permitted Refinancing Indebtedness incurred or made in the relevant period, is at least 1.10 to 1.00 and (c) no Default or Event of Default has occurred and is continuing or would result therefrom.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Transferee”: any Assignee or Participant.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC”: as defined in the Guarantee and Collateral Agreement.

“UCC Collateral”: as defined in the Guarantee and Collateral Agreement.

“United States”: the United States of America.

“Unliquidated Obligations”: at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary”: (a) any Subsidiary formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment by the Borrower on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the net book value of the Borrower’s investment therein, (y) no Default or Event of Default has occurred or is continuing or would result from such designation or re-designation, and (z) immediately after giving effect to such designation or re-designation, the sum of Availability plus Perfected Cash is at least $20,000,000, and the Consolidated Fixed Charge Coverage Ratio is at least 1.10 to 1.00, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such designation or re-designation for which financial statements have been delivered pursuant to Section 5.1, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, further, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and the cost of the Loans under this Agreement shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) For purposes of determining the Borrowing Base: (i) the Administrative Agent may, in its Permitted Discretion, establish additional standards of eligibility and Reserves against eligibility, adjust Reserves and after the occurrence and during the continuance of a Default or an Event of Default, reduce advance rates or reduce one or more of the sub-limits used, (ii) in the event that an Account which was previously an Eligible Account ceases to be an Eligible Account, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate as required in Section 5.2(c); provided that if such Account is a material Account, the Borrower shall notify the Administrative Agent promptly upon its knowledge of such cessation, and (iii) in the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate as required in Section 5.2(c); provided that if such Inventory is material Inventory, the Borrower shall notify the Administrative Agent promptly upon its knowledge of such cessation.

2.2 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and 2.5.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Closing Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.8. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 1:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.1:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not exceed 10% of the aggregate Revolving Commitments of all the Lenders; provided further that, the aggregate Revolving Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Supermajority Lenders, unless the Administrative Agent (together with any Affiliate thereof) hold more than 33-1/3% of the Total Commitments in which case all Lenders (other than the Administrative Agent and any Affiliate thereof). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section

4.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.4(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.5 Swingline Loans and Overadvances. (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender or the Administrative Agent, as the case may be, may elect to have the terms of this Section 2.5(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender or the Administrative Agent, as the case may be, pursuant to this Section 2.5(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.5(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., Chicago time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $15,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.1 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.2(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time, and, when combined with any outstanding Protective Advances, shall not exceed 10% of the aggregate Revolving Commitments of all the Lenders, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Supermajority Lenders, unless the Administrative Agent (together with any Affiliate thereof) hold more than 33-1/3% of the Total Commitments in which case all Lenders (other than the Administrative Agent and any Affiliate thereof), may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.

2.6 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 2:00 p.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to noon, Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to noon, Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the

Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

(k) Existing Letters of Credit. Prior to the Closing Date, the Existing Issuing Bank has issued the Existing Letters of Credit which from and after the Closing Date shall constitute Letters of Credit hereunder.

2.7 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.9 Termination of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b) At any time that Availability plus Perfected Cash is less than $15,000,000 for a period of two consecutive Business Days or less than $12,500,000 on any Business Day, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11 Prepayments. (a) The Borrower may at any time and from time to time prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (e) of this Section 2.11; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.

(b) Except for Overadvances permitted under Section 2.5, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Guarantor in respect of any Prepayment Event, the Borrower shall, five Business Days after such Net Cash Proceeds are received by the Borrower or any Guarantor, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, however, if on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale or Recovery Event other than proceeds from Revolving Facility Priority Collateral, then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days after receipt of such proceeds, such Net Cash Proceeds shall be applied at the end of such five-Business Day period toward the prepayment of the Loans as set forth in Section 2.11(d).

(d) All such amounts pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to cash or Inventory) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and, after the occurrence and during the continuance of a Default or Event of Default, to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion. Prepayments of any Eurodollar Loan in the case of any event described in clause (c) of the definition of the term “Prepayment Event” on any day other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts owing pursuant to Section 2.16.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.25% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar

Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in paragraphs (a) and (b) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Eurodollar Rate or Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.14 Inability to Determine Interest Rate . If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof and confirmed in writing to the Borrower and the relevant Lenders promptly thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letters of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the later of (i) the date hereof or (ii) the date such Lender became a party hereto, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, upon at least 60 days’ prior written notice, such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender under this Section 2.15(b) and including reasonable supporting documentation authenticating the claim, which written statement shall be made within 270 days of the date such Lender became aware of such additional amount or amounts. The Borrower shall not be liable for any additional amount or amounts prior to such notice. The Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A written statement as to any additional amounts payable pursuant to this Section and delivered pursuant to Section 2.15(b) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or out-of-pocket expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A calculation as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes. (a) Subject to the other provisions of Section 2.17, all payments made by the Borrower under this Agreement shall, except as required by law, be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that, if any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to provide to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) an amounts equal to the sum the Administrative Agent or such Lender would have received had no such withholding or deductions for Non-Excluded Taxes been made. With respect to any Other Taxes for which the Borrower fails to make a payment pursuant to the first sentence of this Section 2.17(a), the Lender or Administrative Agent entitled to such amounts shall deliver to the Borrower (in the case of a Lender, with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender or Administrative Agent under this Section 2.17(a) and including reasonable supporting documentation authenticating the claim (provided, however, the Lender or Administrative Agent shall not be required to provide any documentation or make any disclosures that it considers to be confidential), which written statement shall be made within 180 days of the date such Lender or Administrative Agent became aware of such additional amount or amounts.

(b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. If any Lender fails to provide the certifications described in this paragraph, such Lender acknowledges and agrees that the Borrower and/or the Administrative Agent shall be entitled to withhold and deduct from any payment otherwise due to such Lender the amount of any Taxes imposed by any Governmental Authority to the extent required by law.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower

(with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit in lieu of a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or any Lender that are attributable to the receipt of such refund or credit, without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 8.3 of the Guarantee and Collateral Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b))

or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Specified Cash Management Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Specified Cash Management Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Overadvances and the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Overadvances and the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Specified Cash Management Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.5), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.5) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, 2.4 or 2.5, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.17(a).

2.20 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.17(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for actual losses and out-of-pocket expenses, if any, due under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

2.22 Incremental Facility. The Borrower may at any time on not more than four occasions after the Closing Date but prior to the Maturity Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), without having to seek consent from the Lenders, request an increase to the existing Revolving Commitments (such increase, the “Incremental Revolving Commitments,” and the loans thereunder, the “Incremental Revolving Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Revolving Commitment referred to below, no Default or Event of Default shall exist and at the time that any Incremental Revolving Loan is made (and immediately after giving effect thereto) no Default or Event of Default shall exist. The aggregate amount of all Incremental Revolving Commitments shall not exceed $50,000,000. Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the Incremental Revolving Commitments. Incremental Revolving Commitments may be provided by any existing Lender or by any other bank or other financial institution (such existing Lender or other bank or other financial institution providing an Incremental Revolving Commitment, an “Additional Lender”), provided that such Additional Lender shall be reasonably acceptable to the Borrower and the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Additional Lender’s providing such Incremental Revolving Commitment, if such consent would be required under Section 9.6 for an assignment of Commitments to such Additional Lender. Incremental Revolving Commitments shall become Revolving Commitments under this Agreement, Incremental Revolving Loans shall become Revolving Loans under this Agreement and each Additional Lender shall become a Revolving Lender and a Lender with respect to the Additional Revolving Commitment and all matters relating thereto pursuant to an amendment (an “Incremental Amendment”) to this Agreement and such other Loan Documents as are necessary, executed by the Borrower, each Additional Lender agreeing to provide such Commitment and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions and intent of this Section and the application of the proceeds thereof. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2. No Lender shall be obligated to provide any Incremental Revolving Loans, unless it so agrees. The Borrower may use the proceeds of Incremental Revolving Loans for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Incremental

Revolving Loans. On any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each of the Revolving Lenders shall assign to each of the Additional Lenders, and each of the Additional Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and Additional Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007 (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Revolving Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2006, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. The unaudited consolidated balance sheet of the Borrower as at April 1, 2007, and the related unaudited consolidated statements of income and cash flows for the thirteen-week period ended on such date, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the thirteen-week period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, neither the Borrower nor any Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that should be and are not reflected under GAAP in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Asset Sale by the Borrower or any Group Member of any material part of its business or property.

3.2 No Change.

Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations.

Each of the Borrower and the Guarantors has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each of the Borrower and the Guarantors has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each of the Borrower and the Guarantors party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each of the Borrower and the Guarantors party thereto, enforceable against each of the Borrower and the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Revolving Facility Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6 Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7 No Default.

No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens.

Each Group Member has title in fee simple to all its owned real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2 and except for such defects of title as would not in whole or in part reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property.

Each Group Member owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted, except as would not in whole or in part reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, no material claim has been asserted and is pending against any Group Member by any Person challenging or questioning (i) the use by any Group Member of any of their material Intellectual Property or (ii) the validity of any Registered Intellectual Property owned by such Group Member. To the knowledge of the Borrower, the use of Registered Intellectual Property owned by any Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes.

Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any of which the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

3.11 Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 Labor Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, no failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, in each case other than as described in Schedule 3.13. On and after the effectiveness of the Pension Act, there has been no determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA) during such five-year period. Except as set forth on Schedule 3.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in each case other than as described on Schedule 3.13. Neither the Borrower nor any Commonly Controlled Entity is party to a Multiemployer Plan.

3.14 Investment Company Act; Other Regulations.

None of the Borrower or any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Borrower or any Guarantor is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Subsidiaries.

Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date or as set forth on Schedule 3.15, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each of the Borrower and the Guarantors and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

3.16 Use of Proceeds.

The proceeds of the Loans shall be used to finance the working capital needs of the Borrower and the Restricted Subsidiaries in the ordinary course of business and/or to refinance a portion of the extensions of credit under the Existing Credit Agreements.

3.17 Environmental Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has incurred any liability of any other Person under Environmental Laws.

3.18 Accuracy of Information, etc.

No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any of the Borrower or any Guarantor to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower or any Guarantor that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral as defined therein and proceeds thereof. In the case of (i) the Pledged Collateral described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent, (ii) the UCC Collateral, when financing statements specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), (iii) in the case of Collateral Deposit Accounts and Lock Boxes (as such terms are defined in the Guarantee and Collateral Agreement), upon the depository in which such accounts or lock boxes are maintained agreeing that it will comply with the instructions originated by the Administrative Agent directing disposition of the funds or items in such accounts or lock boxes without further consent from the owner of such accounts or lock boxes, and (iv) the Registered Intellectual Property described in the Guarantee and Collateral Agreement, when (A) the security interests granted in the Guarantee and Collateral Agreement in Patents, Trademarks and Copyrights are recorded in the applicable Intellectual Property registries, including United States Patent and Trademark Office and the United States Copyright Office and (B) when financing statements are filed in such Borrower or Guarantor’s jurisdiction of organization, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in such Pledged Collateral, UCC Collateral, Collateral Deposit Accounts, Lock Boxes, Registered Intellectual Property and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens permitted by Section 6.2) subject to the Intercreditor Agreement.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to the Intercreditor Agreement. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

3.20 Solvency.

Each of the Borrower and the Guarantors is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.21 Regulation H.

No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.22 Insurance.

As of the Closing Date, all insurance premiums have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Revolving Loans.

The agreement of each Lender to make the Revolving Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, and (iii) the Intercreditor Agreement executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the administrative agent for the lenders under the Term Facility Agreement.

(b) Refinancing, etc. The Administrative Agent shall have received satisfactory evidence that (i) the Borrower shall have received gross proceeds of at least $200,000,000 from the borrowing of term loans under Term Facility Agreement, (ii) all outstanding extensions of credit under the Existing Credit Agreements shall have been terminated and all amounts thereunder shall have been paid in full and (iii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2006 Fiscal Year and (iii) unaudited interim consolidated financial statements of the Borrower for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) Projections. The Lenders shall have received satisfactory projections through 2012.

(e) Approvals. All governmental approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Refinancing or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the filing of financing statements is indicated by Article 9 of the UCC, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Fees. The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid pursuant to the Fee Letter executed by the Borrower and the Arranger including all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Closing Date. All such amounts will be paid on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower and each Guarantor that is a corporation certified by the relevant authority of the jurisdiction of organization thereof, and (ii) a long form good standing certificate for the Borrower and each Guarantor from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Sullivan & Cromwell LLP, special counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Sullivan & Cromwell LLP, special California real estate counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

(iii) the legal opinion of the General Counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3; and

(iv) the legal opinion of De Brauw Blackstone Westbroek New York, special Dutch counsel to the Administrative Agent, substantially in the form of Exhibit F-4.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2 and subject to the Intercreditor Agreement), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit J.

(n) Insurance. The Administrative Agent shall have received such insurance certificates as reasonably requested evidencing the Borrower’s compliance with the requirements of Section 5.10(b) of the Guarantee and Collateral Agreement.

(o) USA Patriot Act. Each Lender shall have received all information necessary to enable such Lender to identify the Borrower and each Guarantor in accordance with the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001).

(p) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(q) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 5.12 of the Guarantee and Collateral Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 5.10 of the Guarantee and Collateral Agreement.

(r) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Business Day of April 1, 2007, with customary supporting documentation and supplemental reporting to be agreed upon between the Administrative Agent and the Borrower.

(s) Closing Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, and with all of the Borrower and the Guarantors’ indebtedness, liabilities, and obligations current, the Borrower’s Availability plus Perfected Cash shall not be less than $20,000,000.

(t) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Closing Date.

(u) Post-Closing Agreement. The Administrative Agent shall have received the Post-Closing Agreement, executed and delivered by the Borrower.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed an Addendum shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to Each Extension of Credit.

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, in each case, in management format and certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each Fiscal Year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year, in each case, in management format and certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not materially misleading in light of the circumstances under which such statements were made and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Group Member during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) subject to the proviso of Section 6.13, a Compliance Certificate with respect to each Group Member substantially in the form attached hereto as Exhibit B, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Group Member, and (2) a description of any Person that has become a Group Member or that has been designated as an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected statements of income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) (i) on or prior to June 15, 2007 the Borrowing Base Certificate for the period ended April 29, 2007 and (ii) with respect to any Borrowing Base Certificate thereafter, as soon as available but in any event within 30 days after the end of each Fiscal Month, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that if the sum of Availability plus Perfected Cash is less than $15,000,000, such Borrowing Base Certificate and the other documents set forth above will be delivered within five Business Days after the end of each Fiscal Week; provided further that, at any time that Availability is at least $15,000,000 for a period of 60 consecutive days, the monthly delivery of the Borrowing Base Certificate and the other documents as set forth above shall again become applicable;

(d) as soon as available but in any event within 30 days (or in the case of (iv) below, 45 days) of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) a detailed aging of the Borrower’s Accounts (1) including all invoices aged by invoice date (with terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the names and balance due for each Account Debtor;

(ii) a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first in, first out basis) or market, and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower, and (2) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v) a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(e) as soon as available but in any event within 30 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(f) within 120 days after the end of each Fiscal Year, an updated customer list for the Borrower and the Restricted Subsidiaries setting forth all customers during such Fiscal Year, which list shall state the customer’s name, mailing address and phone number; and

(g) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

provided, however, that any document required to be filed publicly under the Federal securities laws, if any, will be sufficient to constitute delivery to the Administrative Agent upon filing.

5.3 Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise not prohibited by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance.

(a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted to the extent that failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable carriers (x) insurance in such amounts (with no greater risk retention) and against such risks

(including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (y) all insurance required pursuant to the Security Documents, and (c) furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

5.6 Inspection; Books and Records; Discussions; Field Examinations and Appraisals.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities that are required to be made in accordance with GAAP and which shall be in material conformance with all applicable Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect, and (b) permit representatives of the Administrative Agent and the Lenders upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be necessary and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Borrower and with its independent certified public accountants; provided that so long as no Event of Default has occurred and is continuing only one such visit shall be permitted during any Fiscal Year, such visit to be coordinated by the Administrative Agent with reasonable notice to the Lenders providing each Lender the opportunity to be included in such visit. Notwithstanding the foregoing, at any time that the Administrative Agent requests (and at the sole expense of the Borrower and the Guarantors), the Borrower shall and shall cause each of the Restricted Subsidiaries to (a) permit, no more frequently than twice in any calendar year, the Administrative Agent to conduct field examinations to ensure the adequacy of Collateral and related reporting and control systems and (b) provide, not more than once in any calendar year, the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations or Inventory appraisals.

5.7 Notices.

Promptly give notice (to the extent legally permitted to do so) to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which questions the validity or enforceability of any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, or the creation of any Lien in favor of the PBGC or a Plan, (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA), or (iii) the institution of proceedings or the taking of any other action by the

PBGC or the Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, or insolvency of, any Plan;

(e) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(f) any and all default notices received under or with respect to any leased location or public warehouse where Eligible Inventory is located (which shall be delivered within two Business Days after receipt thereof);

(g) any electronic chattel paper and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act which individually has a face amount of more than $500,000 or in the aggregate more than $2,000,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(h) upon knowledge that any application or registration relating to any Registered Patent, Trademark or Copyright (now or hereafter existing) owned by the Borrower or any Guarantor and material to the conduct of the business or operations of the Borrower or any Guarantor is reasonably likely to become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of any non-routine, or any such determination or development in, any non-routine proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or tribunal in any country or any court) against the Borrower or any Guarantor regarding such Borrower or Guarantor’s right’s in, or the validity, enforceability, ownership or use of, any material Registered Intellectual Property owned by the Borrower or any Guarantor, including, without limitation, the right of the Borrower or any Guarantor to register or to maintain same;

(i) upon filing of an application for the registration, acquisition, or becoming the exclusive licensee of any Patent, Trademark or Copyright, or upon adopting or using any new mark or any mark which is confusingly similar to or a colorable imitation of any Trademark, in each case either directly or through any agent, employee, licensee or designee, promptly and in any event within 15 Business Days after such event;

(j) any Commercial Tort Claim acquired by it or any Guarantor with respect to which an action has been filed in court or any other Governmental Authority with potential value in excess of $100,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(k) any letter of credit with a stated amount in excess of $100,000 promptly and in any event within 15 Business Days after the Borrower or any Guarantor becomes a beneficiary thereof;

(l) at least 10 days prior to changing its, or permitting the Guarantors to change their, (a) name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) organization identification number, if any, issued by its state of incorporation or other organization, or (d) state of incorporation or organization, and at least 5 days prior to changing or adding any location to the locations where its Collateral is held or stored as disclosed to the Administrative Agent on the Closing Date; and

(m) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply in all material respects with, and take commercially reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take commercially reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) real property, (y) any property described in paragraph (b) or (c) below, and (z) any property subject to a Lien expressly permitted by Section 6.2(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, other than Excluded Property as defined in the Guarantee and Collateral Agreement and subject to Liens expressly permitted by Section 6.2, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by any Group Member that is or becomes a Wholly Owned Subsidiary thereof, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, other than Excluded Property as defined in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than any such new Subsidiary designated as an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be reasonably necessary to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.10 Casualty and Condemntation.

(a) Furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of the Collateral having an aggregate book value of at least $3,000,000 or the commencement of any action or proceeding for the taking of any such portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.11(c).

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any other Group Member to, directly or indirectly:

6.1 Indebtedness.

Create, issue, incur, assume or become liable in respect of any Indebtedness except:

(a) Indebtedness of any Group Member pursuant to any Loan Document;

(b) Indebtedness of any Group Member pursuant to the Term Facility Agreement or any other Term Facility Document and Permitted Refinancing Indebtedness in respect of any thereof;

(c) Indebtedness (i) among Group Members, (ii) among Foreign Subsidiaries or (iii) among Group Members and their Subsidiaries; provided that the sum of Indebtedness owed by Subsidiaries that are not Guarantors to the Borrower or any Guarantor and Indebtedness owed by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that any such Indebtedness of the Borrower or any Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantee Obligations incurred in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of any Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor of obligations of any other Restricted Subsidiary;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness with respect to Capital Lease Obligations (including Sale and Leaseback transactions) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g) Purchase Money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) shall constitute not less than 100% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred within 180 days after the date of acquisition of such asset;

(h) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(i) Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, securities accounts or cash management service;

(k) Guarantee Obligations incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and the Restricted Subsidiaries;

(l) Indebtedness of any Foreign Subsidiary incurred in respect of bank guarantees, letters or credit or similar instruments to support local, legal, regulatory, solvency or consumer requirements or tax disputes;

(m) (i) Indebtedness in respect of (i) Flooring Arrangements in an aggregate amount not to exceed $20,000,000 at any time outstanding and (ii) Showcase Arrangements;

(n) Indebtedness incurred by Foreign Subsidiaries under working capital facilities in an aggregate principal amount not to exceed Euro 10,000,000 at any time outstanding;

(o) Indebtedness assumed in connection with a Permitted Acquisition so long as such Indebtedness is in existence at the time of the consummation of the Permitted Acquisition and is not created in anticipation thereof and Permitted Refinancing Indebtedness in respect thereof;

(p) additional Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding;

(q) Indebtedness of the Borrower or any of the Restricted Subsidiaries incurred in connection with the financing of insurance premiums that is secured solely by the insurance financed not to exceed $3,000,000 in the aggregate at any time outstanding; and

(r) Indebtedness incurred on a Threshold Transaction Date.

6.2 Liens.

Create, incur, assume or become subject to any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) Liens imposed by law and pledges or deposits made in connection with workers’ compensation, unemployment insurance, social security legislation or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, customs, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(e), provided that no such Lien is used to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.1(f) or 6.1(g), provided that (i) such Liens shall be created substantially simultaneously within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens created pursuant to the Term Facility Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens arising out of judgments or awards not constituting an Event of Default under Section 7(h);

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property so long as consistent with the use of such real property;

(p) licenses of or other agreements relating to Intellectual Property granted by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(q) Liens on insurance policies securing any premium financing thereof; and

(r) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to the Borrower or any Guarantor’s (1) Accounts, other than those permitted under clauses (a), (b), (h), (i) and (n) of this Section 6.2 and (2) Inventory or proceeds thereof, other than those permitted under clauses (a), (b), (h), (i) and (n) of this Section 6.2.

6.3 Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Restricted Subsidiary (provided that when the Subsidiary that is not a Subsidiary

Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Foreign Subsidiary may be merged with or into another Foreign Subsidiary and the Capital Stock of a Foreign Subsidiary may be transferred from one Group Member to another Group Member, including the formation of a new first-tier Foreign Subsidiary holding company;

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially all of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 6.4;

(d) any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect; and

(e) any Investment expressly permitted by Section 6.6 may be structured as a merger, consolidation or amalgamation.

6.4 Disposition of Property.

Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) To the extent constituting a Disposition, Indebtedness, Liens, mergers, consolidations, amalgamations, Restricted Payments, Investments and Swap Agreements expressly permitted by Section 6.1, 6.2, 6.3, 6.5, 6.6 or 6.9;

(b) Dispositions that do not constitute Asset Sales; provided that nothing in this clause (b) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor; and

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes of other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided that (x) the consideration received for all such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or any similar governing body)), (y) no less than 75% thereof shall be paid in cash, and (z) the Net Cash Proceeds thereof shall be applied as required by Section 2.11(c); provided that nothing in this clause (c) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor.

6.5 Restricted Payments.

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any

Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”) except that:

(a) any Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) any other Restricted Subsidiary (pro rata to the ownership interest of such other Restricted Subsidiary);

(b) any Foreign Subsidiary of the Borrower may make Restricted Payments to another Foreign Subsidiary thereof;

(c) so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Borrower may purchase Capital Stock of Borrower from present or former directors, officers or employees of any Group Member, their estates, spouses, former spouses and their heirs upon and after the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payments under this clause after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any such Capital Stock) shall not exceed in the aggregate during any Fiscal Year $5,000,000 plus the proceeds of any key man life insurance policy; provided, further, that so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Schultz Repurchase shall be permitted in an aggregate amount not to exceed $15,000,000 which repurchase amount shall not be counted against the threshold set forth in the preceding proviso; and

(d) the Borrower may make additional Restricted Payments on a Threshold Transaction Date.

6.6 Investments.

Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable and other extensions of trade credit by the Borrower and any Restricted Subsidiary in the ordinary course of business;

(b) cash and Cash Equivalent Investment;

(c) with respect to any Foreign Subsidiary, (i) investment-grade instruments and securities, (ii) deposit accounts, certificates of deposit, time deposits or overnight bank deposits with a bank or other depository institution, and (iii) such other securities and investments as the Borrower and the Administrative Agent may agree;

(d) Guarantee Obligations permitted by Section 6.1 and intercompany Indebtedness permitted by Section 6.1(c);

(e) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Subsidiary Guarantors;

(f) Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of the Borrower and the Restricted Subsidiaries;

(g) loans and advances to officers, directors and employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) consistent with past practices in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding and (ii) for the purpose of funding the purchase of Capital Stock (including any director’s qualifying shares) or other equity interests in a Group Member in an aggregate amount for all Group Members not to exceed $3,000,000 at any one time outstanding;

(h) intercompany Investments by any Group Member in the Borrower or any Person that is or thereby becomes a Subsidiary Guarantor;

(i) Permitted Acquisitions;

(j) Investments (i) by any Foreign Subsidiary in another Foreign Subsidiary and (ii) by a Group Member in any Subsidiary including a Foreign Subsidiary or an Unrestricted Subsidiary; provided, that Investments permitted under this Section 6.6(j)(ii) are contemporaneously or within five Business Days remitted to a Borrower or any Guarantor and such Investments are made to facilitate repatriation of monies to the United States;

(k) to the extent constituting Investments, Indebtedness permitted under Section 6.1(m);

(l) Investments described in Schedule 6.6(l) and existing on the Closing Date;

(m) Capital Expenditures;

(n) the Borrower may enter into Swap Agreements that are not speculative in nature to the extent not prohibited under this Agreement;

(o) Investments made by any Group Member as a result of consideration received in connection with an Asset Sale or other transaction effected in compliance with Section 6.4(c); and

(p) Investments made on a Threshold Transaction Date.

Notwithstanding the foregoing, in no event shall the Borrower or any Guarantor make any Investment which results in or facilitates any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.7 Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Permitted Subordinated Debt or any Permitted Refinancing Indebtedness incurred in respect of any of the foregoing; provided that the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness on any Threshold Transaction Date; provided, further, that the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, pursuant to a refinancing thereof with Permitted Refinancing Indebtedness (to the extent permitted by Section 6.1); (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (i) above or any preferred stock that is materially adverse to the interests of the Lenders; or (c) designate any Indebtedness (other than obligations of the Group Members pursuant to the Loan Documents and the Term Facility Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (i) above that is subordinated to the Obligations.

6.8 Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, (c) any transaction between the Borrower and any Guarantor or between Guarantors, (d) transactions described in Schedule 6.8 and (e) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.9 Swap Agreements.

Enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

6.10 Negative Pledge Clauses.

Enter into any agreement that prohibits or limits the ability of any Group Member to create, incur or assume any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Term Facility Agreement and the other Term Facility Documents, (c) agreements evidencing Indebtedness of any Foreign Subsidiary of the Borrower permitted hereunder (provided that any prohibition or limitation thereunder is limited to the property or assets of such Foreign Subsidiary), (d) leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that any prohibition or limitation thereunder relates to customary provisions restricting assignments, subletting or other transfers and is limited to the property or assets subject to such agreement or arrangement) and (e) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.11 Clauses Restricting Subsidiary Distributions.

Enter into or permit to become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, the Borrower or any Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.12 Lines of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement, that are reasonably related or complementary thereto or that are an extension thereof.

6.13 Consolidated Fixed Charge Coverage Ratio.

(a) At any time that the sum of Availability plus Perfected Cash is less than $15,000,000, permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower to be less than 1.00 to 1.00; provided that each time that the Borrower transitions from not being subject to the covenant set forth in this Section 6.13 to being subject thereto, the first such determination shall be made in respect of the most recent twelve-month period ending on the last day of the latest month for which financial statements were delivered pursuant to Section 5.1(c) and the Borrower shall deliver a Compliance Certificate together with such monthly financial statements.

6.14 Amendment of Organizational Documents. Amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower or any Guarantor shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or 5.7 (l) or Section 6 of this Agreement; or

(d) the Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of (i) 15 days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.1 through 5.6, 5.7 (other than 5.7(a)), 5.10 or 5.12 of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any Section of this Agreement or any other Loan Document (other than as provided in clauses (a), (b), (c) and (d)(i) of this Section 7); or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) within five days after the scheduled or original due date of any such amount; or (ii) default in making any payment of any interest on any such Indebtedness or fees beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, within five days after the due date, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness then due in the outstanding principal amount of at least $10,000,000 in the aggregate; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Group Member or Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment or the Borrower or any Guarantor shall fail within 30 days to discharge one or more non-monetary judgments or orders, in each case, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(i) any material provision of the Security Documents shall cease to be in full force and effect, or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case for any reason other than the failure of the Administrative Agent or any Secured Party having due knowledge or notice of the event causing such invalidity or unenforceability to take any action within its control; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert; or

(k) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon any Event of Default, the requirements under Section 2.6(j) shall be complied with in respect to all outstanding Letters of Credit. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 8. THE AGENTS

8.1 Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.

Neither any Agent nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Group Member.

8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and the Guarantors and will rely significantly upon the Borrower and the Guarantors’ books and records, as well as on representations of the Borrower and the Guarantors’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Group Member or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

8.7 Indemnification.

The Lenders agree to indemnify each Agent and its officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or its Related Persons (if any). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Documentation Agents and Syndication Agent.

Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower and the Guarantors hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.4); (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender; (v) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or modify the definitions applicable to existing categories of eligible assets in a manner that would have the effect of increasing Availability, without the written consent of Lenders having Credit Exposure and unused Commitments representing more than 75% of the sum of the total Credit Exposure and unused Commitments at such time; (vi) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.5 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 2.6 without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and the Guarantors, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower and the Guarantors, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.6, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c) Notwithstanding the foregoing, this Agreement, including this Section 9.1, and the other Loan Documents may be amended pursuant to Section 2.22 in order to incorporate any Incremental Revolving Commitments and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Commitments and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Additional Lenders in any determination of the Required Lenders.

9.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Fender Musical Instruments Corporation 8860 E. Chaparral Road, Suite 100 Scottsdale, AZ 85250
Attention: Richard A. Kerley, Chief Financial Officer Mark Van Vleet, General Counsel
Telecopy: (480) 368-5460
Telephone: (480) 596-7105

with a copy to:	Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067
Attention: Hydee R. Feldstein, Esq.
Telecopy: (310) 712-8800
Telephone: (310) 712-6690

Administrative Agent:	JPMorgan Chase Bank, N.A. 2200 Ross Avenue, Floor 6 Dallas, TX 75201
Attention: Kevin Padgett
Telecopy: (214) 965-2594
Telephone: (214) 965-3700

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or to compliance and no Event of Default certificates delivered pursuant to Sections 5.2 and 5.7 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Borrower and the Guarantors) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket and documented costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of counsel to the Administrative Agent and the Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel in each relevant jurisdiction in which property is located and of counsel to the Administrative Agent, and (iii) to pay, indemnify, and hold each Lender, the Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents to the extent, in the case of this clause (iii), payable under and in accordance with Section 2.17, subject to the limitations of Section 2.13.

(b) The Borrower shall indemnify the Agents, the Issuing Bank and each Lender, and each Related Person of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Refinancing or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the Restricted Subsidiaries not to assert, and hereby waives and agrees to cause the Restricted Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(e) All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Richard A. Kerley, Chief Financial Officer (Telephone No. (480) 596-7105) (Telecopy No. (480) 368-5460), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to any Person if an Event of Default has occurred and is continuing;

(B) the Administrative Agent; and

(C) the Issuing Bank;

provided that no consent of the Borrower, the Administrative Agent or the Issuing Bank shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant is able to comply and in fact complies with Section 2.17(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

9.7 Adjustments; Set-off.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.1 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

9.8 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers.

Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each of the Borrower and the Guarantors under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Except as provided above in this Section 9.14, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower and the Guarantors in respect of) all interests retained by the Borrower and the Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

9.15 Confidentiality.

(a) Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any Guarantor, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 9.6(d) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of or request from any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if consented to in writing by the Borrower.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16 Appointment for Perfection.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.17 WAIVERS OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

9.19 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.20 Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.5 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.21 Delivery of Addenda.

Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

9.22 Intercreditor Agreement.

The terms of this Agreement, any lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent under the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the other Loan Documents and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:	/s/ William L. Mendello
Name: William L. Mendello
Title: Chairman and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Dan Lane
Name: Dan Lane
Title: SVP

WELLS FARGO FOOTHILL, LLC, as Syndication Agent and as a Lender

By:	/s/ Samat Amladi
Name: Samat Amladi
Title: Vice President

THE CIT GROUP/COMMERCIAL SERVICES, INC., as Documentation Agent and as a Lender

By:	/s/ Brent Phillips
Name: Brent Phillips
Title: Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Documentation Agent and as a Lender

By:	/s/ Vicki Balmot
Name: Vicki Balmot
Title: Managing Director